Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

SP Plus Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,110,829,032.00(1)(2)(3)	0.00014760	$163,958.37(4)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,110,829,032.00

Total Fees Due for Filing			$163,958.37

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$163,958.37

(1)	Title of each class of securities to which transaction applies: SP Plus Corporation Common Stock, par value $0.001 per share (“SP+ Common Stock”).
(2)

Aggregate number of securities to which transaction applies: As of December 15, 2023, the maximum number of shares of SP+ Common Stock to which this transaction applies is estimated to be 20,570,908, which consists of (a) 19,904,265 issued and outstanding shares of SP+ Common Stock entitled to receive the per share price of $54.00; (b) 295,304 shares of SP+ Common Stock underlying outstanding restricted stock units entitled to receive the per share price of $54.00; and (c) 371,339 shares of SP+ Common Stock underlying outstanding performance stock units entitled to receive the per share price of $54.00.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 19,904,265 issued and outstanding shares of SP+ Common Stock and the per share price of $54.00; (b) the product of 295,304 shares of SP+ Common Stock underlying outstanding restricted stock units and the per share price of $54.00; and (c) the product of 371,339 shares of SP+ Common Stock underlying outstanding performance stock units and the per share price of $54.00.

(4)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00014760.